Exhibit 99.1

NEWS RELEASE

Contacts:

Media:	Jeffrey Simek	Investors:	Susan DeWitt
	201-269-6400		201-269-6187
	jeffrey_simek@medcohealth.com		susan_dewitt@medcohealth.com

Medco Health Solutions Responds to

U.S. Attorney’s Amended Filing

FRANKLIN LAKES, N.J., Dec. 9, 2003 – Medco Health Solutions, Inc., (NYSE: MHS) issued the following statement in response to an amended complaint filed today by the U.S. Attorney’s office in Philadelphia:

“We stand firm and confident in our resolve to aggressively defend ourselves against the allegations,” said David Machlowitz, General Counsel and Secretary of Medco Health. “The assistant U.S. attorney was aware that we were about to file a motion to dismiss the original complaint and that the whistleblowers, who provided the foundation for many of the allegations, had been discredited. We expect to file a motion to dismiss the amended complaint by December 30.”

The individuals named today in the civil complaint were referenced extensively by their positions but not specifically named in the original complaint. The terms of the referenced client contract were disclosed by the client and widely reported two years ago.

Medco Health prides itself on its integrity, and we believe we have abided by the letter and spirit of all applicable laws in our business practices.

David Snow, chairman, president and CEO, Medco Health, reiterated his previous statement that, “The full story will show that our people are highly skilled, our policies are rigorously enforced and our pharmacy practices — which are regularly inspected by state boards of pharmacy — lead our industry in lowering the cost of providing high-quality pharmacy healthcare for millions of Americans.”

Added Machlowitz: “We believe that each of the allegations is false, overstated, or pertains to unauthorized instances over several years that were identified and corrected — and in no case are we aware of any situation that compromised our high level of patient care.”

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About Medco Health

Medco Health Solutions, Inc., (www.medcohealth.com) is the nation’s largest pharmacy benefits manager, based on its 2002 net revenues of approximately $33 billion. Medco Health assists its clients to moderate the cost and enhance the quality of prescription drug benefits provided to more millions of Americans nationwide. Its clients include private and public-sector employers and healthcare organizations, including about 190 of the Fortune 500 companies. Medco Health is traded on the New York Stock Exchange under the symbol MHS.

This press release contains “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These forward-looking statements include those related to Medco Health’s defense of the U.S. Attorney’s complaint and the ultimate resolution of the case. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the disclosure regarding Medco Health in our registration statements on Form 10 (SEC File No. 1-31312) and Form S-1 (SEC File No. 333-86404) filed with the Securities and Exchange Commission, and the risks and uncertainties facing our business described therein. Such risks include the risk of an adverse outcome in this or any legal proceeding.

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